Flagstar Bank to Acquire 52 Branches and $2.3 Billion in Deposits from Wells Fargo Bank in Indiana, Michigan, Wisconsin and Ohio

Strategic Benefits:

•	Strengthens banking franchise through transformational transaction.

•	Diversifies and expands banking footprint, adding nearly 200,000 new customer relationships.

•	Moves funding from wholesale borrowings to core deposits, reducing rate sensitivity of funding base.

TROY, Mich., June 5, 2018 /PRNewswire/ -- Flagstar Bancorp, Inc. (“Company,” NYSE: FBC) today announced that Flagstar Bank, FSB, has signed a definitive agreement to acquire 52 Wells Fargo Bank branches in Indiana, Michigan, Wisconsin and Ohio, with approximately $2.3 billion in deposits and $130 million in loans, along with certain related assets. Flagstar will pay an effective deposit premium of approximately 7 percent based on balances as of December 31, 2017. Management expects the transaction will be moderately accretive to 2019 earnings per share.

“We’re excited to welcome the Wells Fargo employees and customers to Flagstar Bank,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Wells Fargo’s primary goal throughout the negotiation of this transaction has been to make sure its customers and employees experience a seamless transition to Flagstar and we will ensure that happens. We are confident customers will like Flagstar’s big bank line-up of quality products and services delivered with the high-touch personal service of a community bank. Flagstar has a long tradition of supporting its communities and fully expects to continue its commitment to good corporate citizenship and community reinvestment in our expanded market area.

“Being able to increase our presence in the Midwest market-a geography we know well and find very attractive-is a terrific opportunity for us. This transaction significantly expands our banking footprint, more than doubling our customer base. We’re also excited about the opportunity to meaningfully transform the bank’s balance sheet, while benefiting from funding that’s both more efficient and less sensitive to rising interest rates. This acquisition strengthens our funding platform and enhances franchise value.”

The 52-branch purchase is for 33 locations in Indiana, including 26 branches in Fort Wayne (#1 market share), 14 branches in the Upper Peninsula of Michigan (#1 market share), four locations in Wisconsin and one in Ohio.

At closing, Flagstar expects to have 151 branches in the Midwest and eight in California. The transaction brings liquidity that the Company can use to repay short-term Federal Home Loan Bank advances. Longer term, a larger branch network will expand access to core deposits and other business opportunities.

The branches to be acquired will operate as Wells Fargo branches until closing, and will be re-branded as Flagstar branches immediately upon closing of the transaction. Flagstar intends to keep all branches and retain all employees at closing.

This transaction is subject to regulatory approval and customary closing conditions, and is expected to close in the fourth quarter of 2018. Flagstar was advised by the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

Investor Conference Call

Flagstar will hold a conference call to discuss the transaction on Tuesday, June 5, 2018 at 10:30 a.m. (ET).

To join the call, please dial (800) 667-5617 toll free or (334) 323-0505 and use passcode 7723133. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 7723133.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $17.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in Michigan and 8 branches in California through its Desert Community Bank division. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 92 retail locations in 31 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $104 billion of home loans representing over 470,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This release contains forward-looking statements, in particular with respect to the proposed branch acquisition, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties, including risks and uncertainties relating to the acquired branches, completion of the transaction, regulatory approval for the transaction and integration of the acquired branches and related operations. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SOURCE: Flagstar Bancorp, Inc.

Contact information

Investor relations:
David Urban
(248) 312-5970
david.urban@flagstar.com

Media:
Susan Bergesen
(248) 312-6237
susan.bergesen@flagstar.com